Exhibit 99.1



Dear U.S. Physical Therapy Shareholder:

     In any service related business, the quality of the people and their passionate commitment to excellence makes all the difference. At U.S. Physical Therapy we are blessed to have terrific, talented and committed Team members who, since our arrival two and a half years ago, have contributed their energy, enthusiasm and excellence to produce some very solid results for our shareholders.

     As we look back on 2005, we would like to share with you some of the accomplishments of the USPh Team; as well as how we will face our current challenges.

     When we took over management of the company in late 2004, we outlined our plan. The key elements of our strategy involved the following:

o Renewed focus on "de-novo" clinic development, utilizing our traditional partner model of equity ownership

o    Continued emphasis on operational efficiencies

o    Select expansion of management services contracts

o    "Tuck-in" acquisitions in a structure similar to our partnership model

o    Share repurchase program

     Thanks to the hard work and focused efforts of our Team, we were able to make strides in all of these strategic areas in 2005. In fact, this proved to be the best year in the Company's history as normalized EBITDA, net income and earnings per share all grew by more than 20% as compared to 2004. For the year, total revenue increased approximately 12% to $132 million. Patient visits exceeded 1.3 million.

Highlights of 2005 Include:

o    Earnings

     Reported earnings, as measured by net income and earnings per share, grew by over 30% in 2005 as compared to 2004. Excluding the costs associated with the management change in 2004, normalized earnings increased by more than 20% year over year.

o    Expansion of Our Sales & Marketing Program

     In the healthcare service industry you are only as good as the attention and care that you provide. Fortunately, U.S. Physical Therapy has some of the best clinicians in the physical and occupational therapy industry. In order to reach new referral sources and touch more patients' lives, last year we added sales representatives in 15 of our established markets (typically covering four to six facilities per representative). This enabled our focused twenty plus person sales force to cover, by year end, approximately 125 clinics which contributed significantly to our same store growth of 6%.

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     Looking  forward we will  continue  to  monitor  the  effectiveness  of our existing sales team and we will add representatives to additional markets where warranted.

o    "De-Novo" Development

     2005 proved to be a foundation building year for our development team. We added significant focus and depth to our recruiting and due diligence teams allowing us to open 28 facilities during the year, including adding 13 new partners. Over the course of 2005 our partner pipeline improved steadily. In the fourth quarter seven of our ten openings were with new partners in some exciting new markets.

     We have focused our efforts to grow our potential partner base. Last year we significantly overhauled our new partner ad campaign, created a partner focused website called ownyourownclinic.com, revamped our trade show displays as well as increased the frequency and consistency of our conference participation. Furthermore, we expanded our direct marketing campaign and doubled the size of our partner recruiting staff.

     These initiatives are showing positive results with a higher percentage of new partners as compared to total openings and a terrific group of prospective new partners in our 2006 new clinic pipeline.

o    Cash Flow

     We continue to produce excellent free cash flow as accounts receivable days were further reduced from 60 at year end 2004 to 55 by December of 2005. We will put our free cash to work by increasing our number of clinic openings, continuing our stock repurchase program which allowed us to accumulate a total of 489,000 shares of common stock in 2005 and pursuing tuck-in acquisitions. In an effort to insure we have additional available capital to fund our future growth, we have arranged a line of credit, at very favorable terms, which should position us well as we pursue our strategy.

o    Acquisitions

     Since we believe we still have tremendous opportunity to successfully open de-novo facilities, this will continue to be our primary source of growth. There are however very successful practices that can be acquired at reasonable prices such that they are immediately accretive to earnings. Unlike many companies that make acquisitions, we are not looking to provide retirement planning for former owners. We expect only to execute a fair deal for both parties conditioned upon prior management retaining a significant ownership position and remaining active in the daily management of their practice.

     In 2005 we found and closed two such transactions in New Jersey and Alaska. These practices and their teams have made, and we believe will continue to make, a significant positive contribution to the growth and success of U.S. Physical Therapy. We are actively searching for more of the same type acquisitions although admittedly we "weed through a lot of deals" in order to find ones that we believe are a good fit with our culture and management philosophy. Both of us are very active in the search for these practices as they enable the Company to deploy our capital in a way that enhances shareholder value while accelerating satellite clinic growth opportunities.

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Operational Improvements:

     At our home office in Houston we view ourselves as a "service center" for our partnerships. In order for our partners to have the necessary time to focus on patient care and referral relationships, our corporate office must deliver a support system that allows the majority of our clinicians' time and attention to be focused on patient care and resulting revenue generation.

     In 2005, we continued to make strides in overall automation, efficiency and service support benefiting our partners and shareholders alike. We successfully renegotiated numerous contracts in a variety of service areas allowing us to further leverage our corporate base. Additionally, and perhaps more importantly, we were able to achieve savings and enhance both product and service response.

     As we look to the future, we believe there remains significant opportunity to further leverage our corporate service structure.

The Year Ahead:

     In 2006, we expect to stay the course in the execution of our strategy and although the core initiatives remain the same we have updated our tactics to produce improvements in the following areas:

o    De-Novo Development

     We are expecting continued growth in this area with more clinic openings in 2006 and with a greater number of new partners than in recent years.

o    The Scorecard

     We have refined our internal targets for each of our eleven key metrics reflecting the progress made in 2004 and 2005.

o    The Yardstick

     We have created a new set of optics for our partners and clinic directors that should assist them in measuring the momentum in their business. They can now view key measures for the past week as compared to the same period in the prior year. This continuous feedback on their business drivers gives a needed perspective that should assist in continued growth.

o    Productivity

     A key area of focus and attention this year involves improving our clinical productivity in order to offset rising salary levels for our licensed clinical staff. Due to increased demand for therapists, our sector has experienced a significant increase in salary costs. In the first quarter of 2006, we implemented a multi-step action plan to deal with the current wage rate pressures. While we expect the therapist shortage to continue for the near term, we are confident as to our ability to effectively deal with this issue in a way that allows us to remain a healthy, patient-centered and profitable company.

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     We thank you for your support,  suggestions,  encouragement  and faith.  We hope that you will continue to believe in this terrific company as much as we do.

Sincerely,


/s/ Chris Reading                                    /s/ Larry McAfee

Chris Reading                                        Larry McAfee
President                                            Executive Vice President
Chief Executive Officer                              Chief Financial Officer